S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER Information for Investors September 2025 The notes discussed herein are unsecured debt securities issued by GS Finance Corp . (the “issuer”) and guaranteed by The Goldman Sachs Group, Inc . (“Goldman Sachs” or the “guarantor”) . Thus all payments on the notes are subject to the credit risk of GS Finance Corp . and The Goldman Sachs Group, Inc . Investing in the notes linked to the S&P 500 ® Futures 40 % VT Adaptive Response 6 % Decrement Index (USD) ER (the “Index” or “SPAR 4 V 6 ”) involves a number of risks . See “Selected Risks Associated With the Index” beginning on page 5 of this document, the more detailed description of the Index contained in the S&P 500 ® Futures Adaptive Response Indices Supplement No . 1 dated February 18 , 2025 , as well as the risk factors related to the Index under “Additional Risk Factors Specific to Your Notes – Additional Risks Related to the Underlier” in the applicable pricing supplements . The notes will not be listed on any securities exchange . The information herein is not complete and may be changed . This document is not an offer to sell notes linked to the Index and it is not soliciting an offer to buy notes linked to the Index in any jurisdiction where the offer or sale is not permitted . Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus . Any representation to the contrary is a criminal offense . The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank . Supplemental Index Materials to the S&P 500 ® Futures Adaptive Response Indices Supplement No. 1, the Prospectus Supplement and the Prospectus, each as may be amended from time to time, that form a part of Registration Statement No. 333 - 284538 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333 - 284538

IMPORTANT INFORMATION

The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. All information herein is subject to change without notice, however, Goldman Sachs undertakes no duty to update this information. In the event of any inconsistency between the information presented herein and any offering document referenced herein, the offering document shall govern.

USE OF HYPOTHETICAL BACKTESTED RETURNS

Any backtested historical performance and weighting information included herein is hypothetical. The Index may not have traded in the manner shown in the hypothetical backtest included herein, and no representation is being made that the Index will achieve similar performance. There are frequently significant differences between hypothetical backtested performance and actual subsequent performance.

The results obtained from backtesting information should not be considered indicative of the actual results that might be obtained from an investment in notes referencing the Index. Goldman Sachs provides no assurance that notes linked to the Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the hypothetical backtested returns presented in this document. PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS.

Set forth within this document are some hypothetical backtested performance metrics. The results generated by the product backtesting feature are not indicative of future returns for the selected product. The backtested product performance metrics do not reflect fees or expenses associated with an actual product purchased from Goldman Sachs.

Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suitable for all investors. This material is not a product of Global Investment Research.

Copyright © 2025 Goldman Sachs. All rights reserved. For additional regulatory disclosures, please consult: www.goldmansachs.com/disclosures. Information contained on this website is not incorporated by reference in, and should not be considered part of, this document.

ABOUT YOUR PROSPECTUS

The prospectus and applicable supplements referenced below contain certain general terms of the notes linked to the S&P 500® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER (the “Index” or “SPAR4V6”). The specific terms of any offering of notes linked to the Index will be set forth in a pricing supplement for that offering, which may add, update or modify any information in this document or the prospectus and applicable supplements referenced below. If any information in the applicable pricing supplement is inconsistent with the other offering documents, including this document, you should rely on the information in that pricing supplement. You should read the applicable pricing supplement together with the prospectus and applicable supplements referenced below before making a decision to invest in any notes linked to the Index. You may access the prospectus and applicable supplements referenced below on the SEC website at www.sec.gov as follows:

S&P 500® Futures Adaptive Response Indices Supplement No. 1 dated February 18, 2025

September 2025 S&P 500® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER Supplement Addendum dated September 3, 2025

General terms supplement no. 17,741 dated February 14, 2025

Prospectus supplement dated February 14, 2025

Prospectus dated February 14, 2025

2 IMPORTANT INFORMATION The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. All information herein is s ubj ect to change without notice, however, Goldman Sachs undertakes no duty to update this information. In the event of any inconsistency between the information presented herein and any offering document re ferenced herein, the offering document shall govern. USE OF HYPOTHETICAL BACKTESTED RETURNS Any backtested historical performance and weighting information included herein is hypothetical. The Index may not have traded in the manner s hown in the hypothetical backtest included herein, and no representation is being made that the Index will achieve similar performance. There are frequently significant differences be twe en hypothetical backtested performance and actual subsequent performance. The results obtained from backtesting information should not be considered indicative of the actual results that might be obtained from an investment in notes refe re ncing the Index. Goldman Sachs provides no assurance that notes linked to the Index will operate or would have operated in the past in a manner consistent w ith these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternati ve simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the hypothetical backtested returns presented in this document. PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Set forth within this document are some hypothetical backtested performance metrics. The results generated by the product backtesting feature are not indicative of future returns for the selected product. The backtested product performance metrics do not reflect fees or expenses associated with an actual product purchased from Goldman Sachs. Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suit abl e for all investors. This material is not a product of Global Investment Research. Copyright © 2025 Goldman Sachs . All rights reserved. For additional regulatory disclosures, please consult: www.goldmansachs.com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document. ABOUT YOUR PROSPECTUS The prospectus and applicable supplements referenced below contain certain general terms of the notes linked to the S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER (the “Index” or “SPAR4V6”). The specific terms of any offering of notes linked to the Index will be set forth in a pricing supplem ent for that offering, which may add, update or modify any information in this document or the prospectus and applicable supplements referenced below. If any information in the applicable pricing suppleme nt is inconsistent with the other offering documents, including this document, you should rely on the information in that pricing supplement. You should read the applicable pricing supplement to get her with the prospectus and applicable supplements referenced below before making a decision to invest in any notes linked to the Index. You may access the prospectus and applicable supplements re ferenced below on the SEC website at www.sec.gov as follows: S&P 500 ® Futures Adaptive Response Indices Supplement No. 1 dated February 18, 2025 September 2025 S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER Supplement Addendum dated September 3, 2025 General terms supplement no. 17,741 dated February 14, 2025 Prospectus supplement dated February 14, 2025 Prospectus dated February 14, 2025 Important Information; About Your Prospectus

3 • The S&P 500 ® Futures 40% VT Adaptive Response Index (USD) 6% Decrement ER (the “Index” or “SPAR4V6”) attempts to provide exposure to the S &P 500 ® Futures Excess Return Index (“SPXFP”) with a rules - based overlay that adjusts exposure to the S&P 500 ® Futures Excess Return Index on a daily basis. The objective of these rules, taken collectively, is to create an index that provides for volatility - adjusted exposure to the S&P 50 0 ® Futures Excess Return Index, coupled with further adjustments based on calendar - based signals and price patterns, subject to a maximum exposure of 500% and a maximum daily change in leverage of 100%. • The Index is subject to a 6% per annum daily deduction (even when the Index is uninvested). • The S&P 500 ® Futures Adaptive Response Indices are live as of December 27, 2024. S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER Index Overview Source : S&P Global, as of September 2 , 2025 . Data ranging from January 1 , 2005 to August 31 , 2025 . Backtested performance for SPAR 4 V 6 until December 27 , 2024 , realized thereafter . Performance figures are gross of costs and net of index decrement where applicable . Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs . Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation . As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record . The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back - tested period . Simulated performance data has been produced by the retroactive application of a back - tested methodology, and may reflect a bias towards strategies that have performed well in the past . No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein . AR Vol Sharpe MaxDD MinR1 MaxR1 SPAR4V6 11.2% 41.8% 0.27x -72.2% -27.1% 13.3% S&P 500 Index8.5% 19.3% 0.44x -56.8% -12% 11.6% 0 200 400 600 800 1000 1200 1400 Jan2005 Jan2007 Jan2009 Jan2011 Jan2013 Jan2015 Jan2017 Jan2019 Jan2021 Jan2023 Jan2025

4 Potential Strengths Potential Weaknesses More volatile – The Index targets a high level of volatility (40%). Volatility is generally used as a measure of risk and therefore the Index may be riskier than other assets without this level of volatility S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER Index Rationale Higher drawdown – Due to the potential high leverage used to achieve the target volatility, the Index has a higher backtested drawdown compared to an identical index that does not use leverage to attempt to achieve a specific volatility target Decrement – The Index includes a 6% per annum decrement, which will offset positive returns in the Index or worsen negative returns Stable volatility – The Index targets a 40% realized volatility with daily rebalancing to deliver a more consistent coupon rate Liquid – The Index is designed to be liquid to attempt to enhance hedging efficiency Transparent – Using a replicable methodology, the Index is transparent S&P 500 ® Exposure – Provides exposure to the S&P 500 ® , one of the most well - known US equity benchmarks, via S&P 500 ® futures S&P Single asset index – In an auto - callable structure, the Index may provide yields comparable to or better than worst - of underliers, where the investor has exposure to correlation risk between assets May deviate from S&P 500 ® performance – Despite only providing exposure to the S&P 500 ® via futures, the Index may not be up when the S&P 500 ® is up or vice versa due to the volatility targeting mechanism, the market signals, the use of futures, and/or the decrement Maximum rebalance limits – The Index can only rebalance up to 100% per day which means the Index may deleverage slower in a market sell - off, or lever up slower in a market rally

5 SELECTED RISKS ASSOCIATED WITH THE INDEX An investment in structured investments involves a variety of risks. You should carefully review the risks described under “Additional Risk Factors Specific to Your Notes” in the applicable pricing supplement, the related risks and considerations described in the accompanying prospectus, in the accompanying prospe ctu s supplement, under “Additional Risk Factors Specific to the Indices” in the accompanying S&P 500 ® Futures Adaptive Response Indices Supplement No. 1 and under “Additional Risk Factors Specific to the Notes” in the accompany in g general terms supplement no. 17,741. You should carefully review these risks and considerations as well as the terms of the n ote s described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying S&P 500 ® Futures Adaptive Response Indices Supplement No. 1 and the accompanying general terms supplement no. 17,741. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in any offering. The following risk factors are discussed in greater detail in the accompanying S&P 500 ® Futures Adaptive Response Indices Supplement No. 1: Selected Risk Factors • The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co .) Is Less Than the Original Issue Price Of Your Notes • Your Notes Are Subject to the Credit Risk of GS Finance Corp., As Issuer, and the Credit Risk of The Goldman Sachs Group, Inc., As Guarantor • The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors • If the Value of an Index Changes, the Market Value of Your Notes May Not Change in the Same Manner • You Have No Rights in Any Futures Contract Tracked By the S&P 500 ® Futures Excess Return Index • You Have No Shareholder Rights or Rights to Receive Any Underlier Stock • Past Performance is No Guide to Future Performance • The Notes Are Not Regulated By the Commodity Futures Trading Commission • Notes Linked to the Index Are Not Suitable For All Investors and Should Be Purchased Only By Investors Who Understand Leverage Risk; the Index May Have Leveraged Exposure to the Underlying Futures Index in Falling Stock Markets • The Index Is Subject to Risks Associated With Leveraged Exposure and There Is a Greater Risk You Will Receive Less Than the Face Amount of Your Notes Relative to Notes Linked to the Underlying Futures Index, Assuming All Other Terms Remain the Same • The Index is Subject to Risks Associated With a Cap on the Daily Change in Leverage • There Is No Assurance that Calculating Realized Volatility as the Average of Short - Term Volatility and Long - Term Volatility Is the Best Way to Measure Realized Volatility • There Is No Guarantee that the Index Will Achieve the Volatility Target • The Index Is Subject to Risks Associated With the Use of Signals • The Index Is Subject to Risks Associated With Turn - of - the - Month Signals • The Index Is Subject to Risks Associated With the Mean Reversion Signal • The Index Is Subject to Risks Associated With the Federal Open Markets Committee Schedule Signal • The Index May Be Significantly Uninvested • The Level of the Index Reflects a Per Annum Daily Decrement • The Amount of the Decrement Applied to the Index May Outweigh Any Intended Benefits of the Decrement Feature • The Index May Not Be Successful or Outperform Any Alternative Strategy that Might Be Employed in Respect of the Underlying Futures Index • The Index May Realize Significant Losses if It Is Not Consistently Successful in Increasing Exposure to the Underlying Futures Index in Advance of Increases in the Underlying Futures Index and Reducing Exposure to the Underlying Futures Index in Advance of Declines in the Underlying Futures Index • An Affiliate of GS Finance Corp. Coordinated with the Index Sponsor in the Development of the Index • The Index Has a Limited Operating History • If the Closing Level of the Index Becomes Zero or Negative, the Closing Level of the Index Will Remain Zero, Which Could Adversely Impact the Amount Payable on Your Notes and You May Lose Your Entire Investment in the Notes • Under Certain Circumstances, Your Notes May Have a Higher Risk of Automatic Redemption Than Notes Linked to the Underlying Futures Index • The Underlying Futures Index Is Expected to Underperform the Total Return Performance of the S&P 500 ® Index Because of an Implicit Financing Cost • The Policies of the Index Sponsor and Changes that Affect the Underlying Futures Index or the Securities Comprising the Reference Index Could Affect the Payment Amount on Your Notes and Their Market Value • Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Reference Index, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Issuers of Securities Comprising the Reference Index or Own the Underlying Asset, There Is No Affiliation Between Us and the Issuers of Securities Comprising the Reference Index • Linking to an Equity Futures Contract Is Different from Linking to the Index or the Underlying Futures Index • Negative Roll Yields Will Adversely Affect the Level of the Index Over Time and Therefore the Amount Payable on the Notes • Futures Contracts Are Not Assets with Intrinsic Value • You Have No Rights in Any Futures Contract Tracked By the Underlying Futures Index • Owning the Notes Is Not the Same as Directly Owning the Index Stocks or Futures Contract Directly or Indirectly Tracked by the Underlying Futures Index • Suspension or Disruptions of Market Trading in Stocks or Futures Contracts May Adversely Affect the Value of the Notes • The Tax Consequences of an Investment in Your Notes Are Uncertain

6 Step 1: Calculate the 3 Signals to be used in the Base Index (as described below): • The Mean Reversion Signal is calculated as - 5 times the weighted moving average of the daily return of the Underlying Futures Index over the preceding 5 days, which allocates greater weight to more recent daily returns of the S&P 500 ® Futures Excess Return Index (the “Underlying Futures Index”), with a target volatility of 15% over the preceding 10 days. This signal is capped at 10% and floored at - 10%. • The Federal Open Market Committee Schedule (“FOMC”) Signal is a binary signal (100% or 0%) that increases the weight of the Underlying Futures Index on the 2 days prior to the scheduled release of a statement by the FOMC to announce monetary policie s. • The Turn - of - the - Month (“TOM”) Signal is a binary signal (100% or 0%) that (a) increases the weight allocated to the Underlying Futures Index on the first 4 days of the month and (b) increases the weight allocated to the Underlying Futures Index on the las t 4 days of the month if the value of the Underlying Futures Index is lower on the 5th day before the final day of the month than it was on the final day of the previous month. Step 2: Construct the Base Index , which provides weighted exposure to the Underlying Futures Index based on the Signals: 100% of the Mean Reversion Signal, 25% of the FOMC Signal, 25% of the TOM Mean Reversion Signal, and 25% of the TOM Long Signal. The aggregate weight of the signals on any day is capped at 135% and floored at 90%, and cannot increase or decrease by more than 35 % from the previous day. This exposure to the Underlying Futures Index is referred to as the Allocated Base Weight . Step 3: Every day, monitor the realized volatility of the resulting Base Index using the average of two measures of exponentially - weighted moving volatility based on different “decay factors” (0.94 and 0.97), reflecting the relative weight of more recent ver sus older data. A Leverage Factor is calculated as (a) the Allocated Base Weight multiplied by (b) 40% divided by (c) the realized volatility of the Base Index, capped at 500% and subject to a daily change cap of 100%. Step 4 : The Index applies a 6% per annum decrement that will reduce the level of that Index, regardless of whether that Index appreciates or depreciates. The decrement is a fixed percentage of the respective Index level that is applied daily. S&P 500 ® Futures Adaptive Response Indices Rebalancing Process

7 The table below contains 3 year auto - callable contingent interest notes offered on the advisory “best efforts” calendar which pr iced on August 25, 2025 for a trade date of September 5, 2025. Performance figures are simulated based on the issuance of a hypotheti cal note with the applicable terms every business day from January 1, 2005 to August 25, 2025, being the last date on which all the hy pot hetical notes that would have been issued would have auto - called or matured. Please refer to “Key Terms of Auto - Callable Contingent Inte rest Notes” in the Appendix for additional information. September “best efforts” calendar 3 Year Auto - Callable Contingent Interest Note Offering Source : Goldman Sachs FICC and Equities, as of September 2 , 2025 . Data ranging from January 1 , 2005 to August 31 , 2025 . Backtested performance for SPAR 4 V 6 until December 27 , 2024 , realized thereafter . Performance figures are gross of costs and net of index decrement where applicable . Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs . Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation . As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record . The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back - tested period . Simulated performance data has been produced by the retroactive application of a back - tested methodology, and may reflect a bias towards strategies that have performed well in the past . No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein . S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER Worst of AAPL, AMZN, GOOGL Worst of S&P 500 ® , Russell 2000 ® , EURO STOXX 50 ® Worst of S&P 500 ® , Russell 2000 ® , Nasdaq - 100 Index ® Underlier(s) 40058JTV7 40058JTR6 40058JSV8 40058JSR7 CUSIP September 8, 2028 September 8, 2028 September 8, 2028 September 8, 2028 Maturity Date 6 months 6 months 6 months 6 months Time to 1 st Review Date on Which Note May be Called Quarterly Quarterly Quarterly Quarterly Review Date Frequency Quarterly Quarterly Quarterly Quarterly Coupon Frequency At maturity At maturity At maturity At maturity Trigger Event Observation Frequency 60% 60% 60% 60% Coupon Barrier 60% 60% 60% 60% Trigger Barrier 15.00% 10.50% 6.00% 5.50% Coupon Rate 14.3% 10.3% 5.7% 5.4% Average Backtested Note IRR 94.0% 97.8% 84.7% 89.0% Backtested % of time the note would have been called before maturity 2.4% 0.0% 0.8% 0.0% Backtested % of time the note would have lost principal 47.0% N/A 42.0% N/A Average backtested loss when the note would have lost principal

8 The table below contains 5 year auto - callable contingent interest notes offered on the advisory “best efforts” calendar which pr iced on August 25, 2025 for a trade date of September 5, 2025. Performance figures are simulated based on the issuance of a hypotheti cal note with the applicable terms every business day from January 1, 2005 to August 25, 2025, being the last date on which all the hy pot hetical notes that would have been issued would have auto - called or matured. Please refer to “Key Terms of Auto - Callable Contingent Inte rest Notes” in the Appendix for additional information. September “best efforts” calendar 5 Year Auto - Callable Contingent Interest Note Offering Source : Goldman Sachs FICC and Equities, as of September 2 , 2025 . Data ranging from January 1 , 2005 to August 31 , 2025 . Backtested performance for SPAR 4 V 6 until December 27 , 2024 , realized thereafter . Performance figures are gross of costs and net of index decrement where applicable . Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs . Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation . As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record . The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back - tested period . Simulated performance data has been produced by the retroactive application of a back - tested methodology, and may reflect a bias towards strategies that have performed well in the past . No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein . S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER Worst of AAPL, AMZN, GOOGL Worst of S&P 500 ® , Russell 2000 ® , EURO STOXX 50 ® Worst of S&P 500 ® , Russell 2000 ® , Nasdaq - 100 Index ® Underlier(s) 40058JW92 40058JUM5 40058JU52 40058JTZ8 CUSIP September 5, 2030 September 5, 2030 September 5, 2030 September 5, 2030 Maturity Date 6 months 6 months 6 months 6 months Time to 1 st Review Date on Which Note May be Called Quarterly Quarterly Quarterly Quarterly Review Date Frequency Quarterly Quarterly Quarterly Quarterly Coupon Frequency At maturity At maturity At maturity At maturity Trigger Event Observation Frequency 70% 70% 70% 70% Coupon Barrier 50% 50% 50% 50% Trigger Barrier 18.00% 11.00% 6.15% 5.60% Coupon Rate 17.3% 10.8% 5.6% 5.5% Average Backtested Note IRR 96.4% 99.3% 89.8% 94.9% Backtested % of time the note would have been called before maturity 0.0% 0.0% 1.1% 0.0% Backtested % of time the note would have lost principal N/A N/A 51.6% N/A Average backtested loss when the note would have lost principal

9 • The calendar - based signals and price patterns include: • a “ mean reversion signal ,” which is based upon the assumption that in the short - term, the underlying futures index will increase or decrease in value in the opposite direction of the short - term historical increases or decreases in its value; • “ Federal Open Market Committee schedule (“FOMC”) signal ,” which is based on the assumption that equities may outperform going into and on the days on which there is a scheduled release of a statement by the FOMC to announce monetary policies; and • “ turn - of - the - month (“TOM”) signals ,” which are based on the assumption that equities may mean revert during the final days of a given month if equities have performed negatively that month while the first days of a new month generally yield positive returns for equity securiti es. S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER Calendar and Price Signals Source : S&P Global, as of September 2 , 2025 . Data ranging from January 1 , 2005 to August 31 , 2025 . Backtested performance for SPAR 4 V 6 until December 27 , 2024 , realized thereafter . Performance figures are gross of costs and net of index decrement where applicable . Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs . Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation . As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record . The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back - tested period . Simulated performance data has been produced by the retroactive application of a back - tested methodology, and may reflect a bias towards strategies that have performed well in the past . No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein . AR Vol Sharpe MaxDD MinR1 MaxR1 SPAR4V6 Base Index10.3% 21.3% 0.48x -57.5% -10.9% 16.8% S&P 500 Index 8.5% 19.3% 0.44x -56.8% -12% 11.6% 0 100 200 300 400 500 600 700 800 Jan2005 Jan2007 Jan2009 Jan2011 Jan2013 Jan2015 Jan2017 Jan2019 Jan2021 Jan2023 Jan2025

10 S&P 500 ® Year Dec Nov Oct Sep Aug Jul Jun May Apr Mar Feb Jan Year 3.0% - 11.9% - 0.9% 9.9% - 12.6% 1.9% - 5.7% 13.4% - 2.8% 8.8% - 9.3% - 7.3% 8.3% - 11.9% 2005 13.6% 38.1% 4.2% 5.7% 13.2% 8.0% 5.6% - 0.1% 0.2% - 14.5% 4.6% 1.8% - 2.8% 9.7% 2006 3.5% - 9.0% - 2.5% - 10.9% 2.5% 7.2% 2.3% - 10.6% - 9.8% 12.9% 13.0% 0.8% - 13.6% 4.1% 2007 - 38.5% - 53.1% 0.8% - 3.3% - 13.6% - 17.0% 2.5% - 3.2% - 19.6% 2.3% 7.4% - 2.7% - 9.2% - 13.5% 2008 23.5% 40.0% 4.3% 12.4% - 6.7% 5.5% 5.9% 9.0% 0.9% 6.9% 9.5% 5.4% - 9.7% - 6.7% 2009 12.8% 33.8% 19.2% 1.9% 8.5% 17.8% - 8.6% 11.2% - 10.2% - 18.6% 5.0% 16.9% 5.2% - 10.2% 2010 - 0.0% - 12.1% 0.2% 1.2% 11.8% - 9.8% - 20.3% - 4.3% - 8.1% - 3.6% 9.5% - 3.5% 11.3% 8.3% 2011 13.4% 26.1% 2.4% 1.3% - 6.6% 9.7% 4.7% 4.5% 6.7% - 18.9% - 2.3% 7.8% 10.7% 7.5% 2012 29.6% 115.7% 8.1% 11.0% 14.1% 12.2% - 11.6% 13.7% - 4.5% 5.4% 3.7% 12.3% 2.8% 15.8% 2013 11.4% 17.2% - 2.3% 7.6% 1.6% - 7.6% 14.1% - 8.2% 9.8% 7.7% 0.6% 2.6% 9.0% - 14.9% 2014 - 0.7% - 22.3% - 3.6% 0.1% 16.6% - 5.8% - 25.7% 8.0% - 8.2% 3.3% 1.2% - 5.3% 13.7% - 11.7% 2015 9.5% 9.6% 6.9% 10.7% - 8.0% - 1.2% - 1.1% 7.8% - 8.5% 5.1% 0.1% 15.7% - 0.6% - 13.7% 2016 19.4% 123.6% 4.1% 14.6% 11.0% 9.3% - 1.0% 9.3% 1.7% 5.3% 3.8% - 1.0% 20.2% 8.2% 2017 - 6.2% - 29.2% - 18.3% 6.6% - 29.3% 1.3% 13.1% 13.1% 0.3% 3.8% - 0.7% - 6.2% - 29.4% 29.7% 2018 28.9% 45.9% 8.8% 12.2% 2.3% 3.5% - 13.1% 2.5% 21.0% - 22.8% 12.4% 2.8% 5.2% 11.5% 2019 16.3% 14.6% 10.0% 24.0% - 6.9% - 8.4% 14.6% 7.6% 1.5% 3.7% 7.9% - 10.9% - 20.0% - 1.5% 2020 26.9% 70.0% 10.4% - 2.6% 21.1% - 19.6% 11.4% 8.0% 6.5% 1.4% 13.8% 8.3% 6.5% - 4.6% 2021 - 19.4% - 42.2% - 11.2% 5.5% 13.4% - 16.9% - 8.8% 14.8% - 12.6% 1.7% - 18.6% 6.6% - 5.8% - 14.0% 2022 24.2% 38.3% 13.9% 26.0% - 9.9% - 20.1% - 9.8% 8.6% 19.0% - 1.2% 2.5% 8.2% - 6.2% 11.7% 2023 23.3% 28.4% - 15.3% 22.2% - 6.0% - 0.3% - 5.9% 3.5% 12.1% 14.1% - 18.0% 10.1% 18.1% - 0.5% 2024 9.8% - 18.6% 2.9% 3.6% 7.6% 6.3% - 16.9% - 18.5% - 6.2% 5.1% 2025 S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER Hypothetical Backtested and Realized Returns Source : S&P Global, as of September 2 , 2025 . Data ranging from January 1 , 2005 to August 31 , 2025 . Backtested performance for SPAR 4 V 6 until December 27 , 2024 , realized thereafter . Performance figures are gross of costs and net of index decrement where applicable . Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs . Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation . As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record . The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back - tested period . Simulated performance data has been produced by the retroactive application of a back - tested methodology, and may reflect a bias towards strategies that have performed well in the past . No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein .

11 S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER 2008 Backtested Performance and Exposure S&P 500 ® SPAR4V6 Month - 6.1% - 13.5% January - 3.5% - 9.2% February - 0.6% - 2.7% March 4.8% 7.4% April 1.1% 2.3% May - 8.6% - 19.6% June - 1.0% - 3.2% July 1.2% 2.5% August - 9.1% - 17.0% September - 16.9% - 13.6% October - 7.5% - 3.3% November 0.8% 0.8% December - 38.5% - 53.1% 2008 2008 SPAR4V6 Backtested Monthly and Annual Performance Source : S&P Global, as of September 2 , 2025 . Data ranging from December 31 , 2007 to December 31 , 2008 . All performance shown for SPAR 4 V 6 is backtested . Performance figures are gross of costs and net of index decrement where applicable . Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs . Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation . As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record . The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back - tested period . Simulated performance data has been produced by the retroactive application of a back - tested methodology, and may reflect a bias towards strategies that have performed well in the past . No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein . Exposure to SPXFPSPAR4V6 SPAR4V6 Performance Exposure to SPXFP 40 45 50 55 60 65 70 75 80 85 90 95 100 0% 50% 100% 150% 200% 250% 300% 350% 400% 450% 500% 31Dec07 31Mar08 1Jul08 30Sep08 31Dec08

12 S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER 2020 Backtested Performance and Exposure S&P 500 ® SPAR4V6 Month - 0.2% - 1.5% January - 8.4% - 20.0% February - 12.5% - 10.9% March 12.7% 7.9% April 4.5% 3.7% May 1.8% 1.5% June 5.5% 7.6% July 7.0% 14.6% August - 3.9% - 8.4% September - 2.8% - 6.9% October 10.8% 24.0% November 3.7% 10.0% December 16.3% 14.6% 2020 2020 SPAR4V6 Backtested Monthly and Annual Performance Source : S&P Global, as of September 2 , 2025 . Data ranging from December 31 , 2019 to December 31 , 2020 . All performance shown for SPAR 4 V 6 is backtested . Performance figures are gross of costs and net of index decrement where applicable . Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs . Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation . As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record . The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back - tested period . Simulated performance data has been produced by the retroactive application of a back - tested methodology, and may reflect a bias towards strategies that have performed well in the past . No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein . Exposure to SPXFPSPAR4V6 SPAR4V6 Performance Exposure to SPXFP 60 65 70 75 80 85 90 95 100 105 110 115 120 0% 50% 100% 150% 200% 250% 300% 350% 400% 450% 500% 31Dec19 31Mar20 1Jul20 30Sep20 31Dec20

13 S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER 2024 Backtested Performance and Exposure S&P 500 ® SPAR4V6 Month 1.0% - 0.5% January 4.8% 18.1% February 2.7% 10.1% March - 4.6% - 18.0% April 4.5% 14.1% May 3.0% 12.1% June 0.7% 3.5% July 1.9% - 5.9% August 1.6% - 0.3% September - 1.3% - 6.0% October 5.5% 22.2% November - 3.0% - 15.3% December 17.5% 28.4% 2024 2024 SPAR4V6 Backtested Monthly and Annual Performance Source : S&P Global, as of September 2 , 2025 . Data ranging from December 29 , 2023 to December 31 , 2024 . Backtested performance for SPAR 4 V 6 until December 27 , 2024 , realized thereafter . Performance figures are gross of costs and net of index decrement where applicable . Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs . Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation . As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record . The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back - tested period . Simulated performance data has been produced by the retroactive application of a back - tested methodology, and may reflect a bias towards strategies that have performed well in the past . No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein . Exposure to SPXFPSPAR4V6 SPAR4V6 Performance Exposure to SPXFP 90 95 100 105 110 115 120 125 130 135 140 145 150 155 160 0% 50% 100% 150% 200% 250% 300% 350% 400% 450% 500% 29Dec23 30Mar24 30Jun24 30Sep24 31Dec24

14 S&P 500 ® Futures Adaptive Response Indices Index Final Weight to S&P 500 ® Futures Excess Return Index Index Final Weight to S&P 500 ® Futures Excess Return Index • The Index applies a volatility control targeting 40% volatility on top of the Base Index with a maximum total leverage of 500% to S&P 500 ® Futures Excess Return Index and a maximum rebalance of 100% per day Source : S&P Global, as of September 2 , 2025 . Data ranging from January 1 , 2005 to August 31 , 2025 . Backtested performance for SPAR 4 V 6 until December 27 , 2024 , realized thereafter . Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs . Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation . As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record . The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back - tested period . Simulated performance data has been produced by the retroactive application of a back - tested methodology, and may reflect a bias towards strategies that have performed well in the past . No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein . Exposure to SPXFP 0% 50% 100% 150% 200% 250% 300% 350% 400% 450% 500% Jan2005 Jan2007 Jan2009 Jan2011 Jan2013 Jan2015 Jan2017 Jan2019 Jan2021 Jan2023 Jan2025

15 Confidential Appendix

16 • Coupon Payment: If the notes have not been automatically called and the closing value of the underlying (or, in case of the worst - of notes, the least performing underlying) on any Review Date is greater than or equal to the Coupon Barrier, the investor will rec eive on the applicable Coupon Payment Date a Coupon Payment as described in the applicable pricing supplement. • Coupon Barrier: A percentage of the Initial Value of the underlying (or, in case of the worst - of notes, the least performing underlying). • Average Backtested Note Internal Rate of Return ("IRR"): The average of the internal rate of return calculated individually for each hypothetical note over the hypothetical period of January 1, 2005 to August 25, 2025. • Backtested % of time the note would have been called before maturity: The ratio of the number of hypothetical notes that would have been called prior to the maturity date versus the total number of all hypothetical notes over the hypothetical period of Ja nuary 1, 2005 to August 25, 2025. • Backtested % of time the note would have lost principal: The ratio of the number of hypothetical notes that would have lost some or all of its principal versus the total number of all hypothetical notes over the hypothetical period of January 1, 2005 to Aug ust 25, 2025. • Average backtested loss when the note would have lost principal: Average loss on principal calculated individually for each hypothetical note that would have lost some or all of its principal over the hypothetical period of January 1, 2005 to August 25 , 2025. Certain information presented herein, including but not limited to IRR, is based on calculations and methodologies applied in ter nally by Goldman Sachs. These calculations necessarily involve the use of various assumptions, estimates and judgments made by Goldman Sachs' internal teams. These assumptions may be subject to uncer tai nties and conditions that change over time. Consequently, actual outcomes or performance could differ materially from those implied by these internal calculations. Key Terms of Auto - Callable Contingent Interest Notes

17 Confidential Other Important Information and Disclaimers

18 Sales Information The notes linked to the S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER (the “Index” or “SPAR4V6”) may be available through periodic inv es tment offerings. For current offerings of notes linked to the Index, please contact your Investment Professional or Financial Advisor. Other Information Any figures or terms provided in this document are sample product terms, are illustrative and are no indication of what final te rms or actual returns will be. This document does not consider the effect taxes and fees will have on your returns. The terms of each security vary from offering to offering. For terms relating to pa rti cular offerings, including direct and indirect risks and other material considerations, you should refer to that product’s offering documents. The Goldman Sachs Group, Inc. and its affiliates (“Goldman Sachs”) do not guarantee that a secondary market will develop in a ny notes linked to the Index. If a secondary market does develop it may not be liquid and may not continue for the term of the notes. If the secondary market is limited there may be few buyers shou ld you choose to sell the notes prior to maturity and this may reduce the price you receive. There is no guarantee that investors wishing to liquidate an investment in such notes prior to the stated maturi ty will receive a price equal to or in excess of the initial principal amount invested. The value of the notes linked to the S&P 500 ® Futures 40% VT Adaptive Response 6% Decrement Index (USD) ER (the “Index” or “SPAR4V6”) may rise as well as fall during the t er m of the notes and the return on any product may be lower than what could be earned on a conventional investment of similar duration and credit ris k. All payments on the notes are subject to the credit risk of GS Finance Corp. and Goldman Sachs. The deterioration of the credit of any of these entities may result in the loss of your principal in ves ted. Products may provide for adjustments to be made to their final terms during their term due to certain events including corporate actions, mergers and acquisitions, divestitures, price source dis rup tion, trading suspension and material change in Index formula and/or Index content. Goldman Sachs may at any time hold long or short positions. Accordingly, Goldman Sachs may actively trade these notes and rel ate d securities for its own account and those of its customers and, at any time, may have long or short positions in and buy and sell, the securities, commodities, futures, options, derivatives or ot her instruments and investments identical with or related to those mentioned in this document. Before making an investment in specific notes linked to the Index, you should obtain and carefully read the offering document s r elated to that offering, including prospectus and applicable supplements referenced herein, which will contain additional information needed to evaluate the investment and provide important disclosu res regarding risks, fees and expenses. Additionally, such offering documents will contain the only complete description, and final terms, of the terms and condition s o f that offering. Before making any commitment to invest, you should take whatever business, legal, tax, accounting or other advice you consider necessary given you particular circumstances. If you i nve st in notes linked to the Index, you are responsible for any tax lawfully due from you on the income or gains arising from such investment. Goldman Sachs does not provide business, legal, tax or accounti ng advice and makes no representation in respect of any of them. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency , n or are they obligations of, or guaranteed by, a bank. If you have any doubt about the suitability of these investments, you should consult your own advisers for advice. Other Important Information

19 Systematic Trading Strategies: Trades are subject to internal review and approval. This message has been prepared by personnel in the Goldman Sachs FICC and Equities business units of one or more affiliates o f T he Goldman Sachs Group, Inc. ("Goldman Sachs") and is not the product of Global Investment Research. It is not a research report and is not intended as such. Non - Reliance and Risk Disclosure : This material is for the general information of our clients and is a solicitation of derivatives business generally, only f or the purposes of, and to the extent it would otherwise be subject to, CFTC Regulations 1.71 and 23.605. This material should not be construed as an offer to sell or the s oli citation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. We are not soliciting any specific action based on this material. For the purposes of U. S. rules and regulations, it does not constitute a recommendation or take into account the particular investment objectives, financial conditions, or needs of individual clients. Before acting on this mat eri al, you should consider whether it is suitable for your particular circumstances and, if necessary, seek professional advice. The price and value of the investments referred to in this material and the inco me from them may go down as well as up, and investors may realize losses on any investments. Past performance is not a guide to future performance. Future returns are not guaranteed, and a loss of orig ina l capital may occur. We do not provide tax, accounting, or legal advice to our clients, and all investors are advised to consult with their tax, accounting, or legal advisers regarding any potential i nve stment. The material is based on information that we consider reliable, but we do not represent that it is accurate, complete and/or up to date, and it should not be relied on as such. Opinions expressed are our current opinions as of the date appearing on this material only and only represent the views of the author and not those of Goldman Sachs, unless otherwise expressly noted. Conflict of Interest Disclosure : We are a full - service, integrated investment banking, investment management, and brokerage firm. The professionals who prepare d this material are paid in part based on the profitability of The Goldman Sachs Group, Inc., which includes earnings from the firm's trading, capital markets, inve stm ent banking and other business. They, along with other salespeople, traders, and other professionals may provide oral or written market commentary or trading strategies to our clients that refl ect opinions that are contrary to the opinions expressed herein or the opinions expressed in research reports issued by our Research Departments, and our market making, investing and lending businesses may ma ke investment decisions that are inconsistent with the views expressed herein. In addition, the professionals who prepared this material may also produce material for, and from time to t ime , may advise or otherwise be part of our trading desks that trade as principal in the securities mentioned in this material. This material is therefore not independent from our interests, which may conflict with your interests. We and our affiliates, officers, directors, and employees, including persons involved in the preparation or issuance of this material, may from time to time have "long" or " sho rt" positions in, act as principal in, and buy or sell the securities or derivatives (including options) thereof in, and act as market maker or specialist in, and serve as a director of, companies m ent ioned in this material. In addition, we may have served as manager or co manager of a public offering of securities by any such company within the past three years. Not a Fiduciary : To the extent this material is provided to an employee benefit plan or account subject to the Employee Retirement Income Se cur ity Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") (each, a "Benefit Plan Investor"), by accepting this material s uch Benefit Plan Investor will be deemed to have represented, warranted and acknowledged that (1) the Benefit Plan Investor is represented by a fiduciary that is independent of Goldman Sachs and it s a ffiliates (the "Independent Fiduciary"), (2) the Independent Fiduciary is a bank (as defined in section 202 of the Investment Advisers Act of 1940 (the "Advisers Act")) or a similar institution that is re gulated and supervised and subject to periodic examination by a State or Federal agency; an insurance carrier which is qualified under the laws of more than one State to perform the services of mana gin g, acquiring or disposing of assets of a plan; an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragrap h (1) of section 203A, is registered as an investment adviser under the laws of the State in which it maintains its principal office and place of business; a broker - dealer registered under the Securities E xchange Act of 1934; or an Independent Fiduciary that holds or has under management or control total assets of at least $50 Million; (3) the Independent Fiduciary is capable of evaluating investment ri sks independently, both in general and with regard to the information contained in this material; (4) the Independent Fiduciary is a fiduciary under ERISA and/or the Code with respect to, and is res ponsible for exercising independent judgment in evaluating, the information contained in this material; (5) neither Goldman Sachs nor its affiliates are undertaking to provide impartial investment advi ce, or to give advice in a fiduciary capacity, in connection with the information contained in this material or with respect to any Benefit Plan Investor's subsequent investment decisions; and (6) any financ ial interest of Goldman Sachs and its affiliates is or has been disclosed. To the extent this material is provided to any other recipient, this material is provided solely on the basis that the recipient has th e capability to independently evaluate investment risk and is exercising independent judgment in evaluating investment decisions in that its investment decisions will be based on its own independent as sessment of the opportunities and risks presented by a potential investment, market factors and other investment considerations. Disclaimers

20 Not a Municipal Advisor: Except in circumstances where Goldman Sachs expressly agrees otherwise in writing, Goldman Sachs is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 15B of the Securities E xch ange Act of 1934. Phone recording : Telephone conversations with Goldman Sachs personnel may be recorded and retained. Legal Entities Disseminating this Material: This material is disseminated in Australia by Goldman Sachs Australia Pty Ltd (ABN 21 006 797 897); in Canada by either Goldm an Sachs Canada Inc. or Goldman Sachs & Co. LLC; in Hong Kong by Goldman Sachs(Asia) L.L.C. or by Goldman Sachs Asia Bank Limited, a restricted licence bank; in Japan by Goldman Sachs Japan Co.,Ltd .; in the Republic of Korea by Goldman Sachs (Asia) L.L.C., Seoul Branch; in New Zealand by Goldman Sachs New Zealand Limited; in Singa por e by Goldman Sachs(Singapore) Pte. (Company Number: 198602165W), by Goldman Sachs Futures Pte.Ltd (Company Number: 199004153Z) or by J.Aron &Company (Singapore) Pte (Company Number:198902119H); in India by Goldman Sachs (India) Securities Private Limited, Mumbai Branch; in the United Kingdom, Belgium, Denmark, Finland, Ireland, Italy, Liechtenstein an d L uxembourg by Goldman Sachs International (“GSI”); in the United Kingdom, Belgium, France, Germany, Ireland, Luxembourg and the Netherlands by Goldman Sachs Bank USA, London Branch (Financia l S ervices Register number 582328); in France by Goldman Sachs Paris Inc. et Cie or GSI Paris branch; in Spain by GSI Madrid branch; in Sweden by GSI Stockholm branch; in all Europea n E conomic Area jurisdictions by Goldman Sachs Bank Europe SE, including through its authorised branches (“GSBE”); in Switzerland by GSI; in the Cayman Islands by Goldman Sachs (Cayman) Trust, Limited; in Brazil by Goldma n Sachs do Brasil Banco Múltiplo S.A.; in South Africa Goldman Sachs International is operating under an exemption in respect of certain clients in terms of the Fin anc ial Advisory and Intermediary Services Act (FAIS), and in the United States of America by Goldman Sachs & Co. LLC (which is a member of FINRA, NYSE and SIPC) and by Goldman Sachs Bank USA. You may obta in information about SIPC, including the SIPC brochure, by contacting SIPC (website: http://www.sipc.org/ ;phone: 202 - 371 - 8300). GSI, which is authorised by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority (“FCA”) and the PRA, has approved this material in connection with its distribution in the United Kingdom. GSI, whose registered offi ce is at Plumtree Court, 25 Shoe Lane, London EC4A 4AU, appears in the FCA’s Register (Registration No.: 142888). GSI is registered as a Private Unlimited Company in England and Wales (Company Num ber : 2263951) and its VAT registration number is GB 447 2649 28. GSI is subject to the FCA and PRA rules and guidance, details of which can be found on the websites of the FCA and PRA at www.fca.org.uk and www.bankofengland.co.uk/pra .The FCA is located at 12 Endeavour Square, London E20 1JN, and the PRA is located at Bank of England, 20 Moorgate, London EC2R 6DA. GSBE is a credi t i nstitution incorporated in Germany and, within the Single Supervisory Mechanism established between those Member States of the European Union whose official currency is the Euro, subj ect to direct prudential supervision by the European Central Bank and in other respects supervised by German Federal Financial Supervisory Authority ( Bundesanstalt für Finanzdienstleistungsaufsicht , BaFin) and Deutsche Bundesbank. Unless governing law permits otherwise, you must contact a Goldman Sachs entity in your home jurisdiction if you want to use our services in effecting a t ran saction in the securities mentioned in this material. This material is not for distribution to retail clients, as that term is defined under The European Union Markets in Financial Instruments Directive(2 014 /65/EU) (including as implemented in the United Kingdom), and any investments, including derivatives, mentioned in this material will not be made available by us to any such retail client. Reproduction and Re - Distribution : Without our prior written consent, no part of this material may be ( i ) copied, photocopied or duplicated in any form by any means or (ii) redistributed. Notwithstanding anything herein to the contrary, and except as required to enable compliance with applicable securities law, you (and each of yo ur employees, representatives and other agents) may disclose to any and all persons the U.S. federal income and state tax treatment and tax structure of the transaction and all materials of any kin d ( including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. Information Not for Further Dissemination : To the extent this communication contains Goldman Sachs' pricing information, such pricing information is proprietary and/o r c onfidential and is provided solely for the internal use of the intended recipient(s). You are notified that any unauthorized use, dissemination, distribu tio n or copying of this communication or its contents, including pricing information, in whole or in part, is strictly prohibited. Further, unless prohibited by local law, any use, review or acceptance of this i nfo rmation is subject to and manifests your agreement with Goldman Sachs to use such information only in accordance with the terms set forth above. Goldman Sachs has caused its proprietary information to b e d elivered to you in reliance upon such agreement. Not a Valuation : Values herein are not customer valuations and should not be used in lieu of a customer valuation statement or account state men t. These values may not reflect the value of the positions carried on the books and records of Goldman Sachs or its affiliates and should not be relied upon for the maintenan ce of your books and records or for any tax, accounting, legal or other purposes. The information provided herein does not supersede any customer statements, confirmations or other similar notifica tio ns. Disclaimers (continued)

21 Receipt of Orders : An order sent to Goldman Sachs by email or instant message is not deemed to be received by Goldman Sachs until a Goldman Sa chs representative verifies the order details with a phone call to the client or acknowledges receipt of the order via email or instant message to the client. Goldman Sachs does not accept client orders sent via fax or voicemail systems. Indicative Terms/Pricing Levels : This material may contain indicative terms only, including but not limited to pricing levels. There is no representation th at any transaction can or could have been effected at such terms or prices. Proposed terms and conditions are for discussion purposes only. Finalized terms and conditi ons are subject to further discussion and negotiation. Backtesting , Simulated Results, Sensitivity/Scenario Analysis or Spreadsheet Calculator or Model : There may be data presented herein that is solely for illustrative purposes and which may include among other things back testing, simulated results and scenario analyses. The information is based upon certain facto rs, assumptions and historical information that Goldman Sachs may in its discretion have considered appropriate, however, Goldman Sachs provides no assurance or guarantee that this product will oper ate or would have operated in the past in a manner consistent with these assumptions. In the event any of the assumptions used do not prove to be true, results are likely to vary materially from the ex amples shown herein. Additionally, the results may not reflect material economic and market factors, such as liquidity, transaction costs and other expenses which could reduce potential return. This material is for the private information of the recipient only. This material is not sponsored, endorsed, sold or promote d b y any sponsor or provider of an index referred herein (each, an "Index Provider"). GS does not have any affiliation with or control over the Index Providers or any control over the computation, co mpo sition or dissemination of the indices. While GS will obtain information from publicly available sources it believes reliable, it will not independently verify this information. Accordingly, GS shall hav e n o liability, contingent or otherwise, to the user or to third parties, for the quality, accuracy, timeliness, continued availability or completeness of the data nor for any special, indirect, incidental or consequ ent ial damages which may be incurred or experienced because of the use of the data made available herein, even if GS has been advised of the possibility of such damages. Copyright © 2025 Goldman Sachs. All rights reserved. Disclaimers (continued)